SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 1, 2002
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure
SIGNATURES
THE TAIWAN FUND, INC. REVIEW

Item 9. Regulation FD Disclosure.

         Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the March 2002 Monthly Review on the Fund by the Fund’s investment adviser.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2002

By:/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau Title: Secretary

THE TAIWAN FUND, INC. REVIEW

March 2002

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei, Taiwan, R.O.C.	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

         The Taiwan Stock Exchange Index (“TAIEX”) traded around the 6,000 level during March, reaching a 17-month high of 6,202 on March 22, 2002. The primary factors driving the TAIEX during March were the rapid turnaround of the U.S. economy, the Federal Reserve Board’s decision to keep the discount rate unchanged and an increase in the semiconductor equipment book-to-bill ratio.

         We forecast that the TAIEX will trade at a static rate in the second quarter of 2002 due to seasonal weakness in PC demand and disappointing networking shipments. The brightest segment of the technology sector is foundry. Taiwan Semiconductor Manufacturing Co. and United Microelectronics Corp. Ltd., (“UMC”) each have a good chance to post over 20% growth in the second quarter as compared to the first quarter due to increases in wireless and consumer IC demand. We increased UMC’s weighting in the active portfolio last month and will keep such weighting this month. The Fund’s investment strategy remains the same as last month, continuing to focus on cyclical and outsourcing plays. TFT-LCD, Foundry and DRAM are still our major holdings regarding cyclical exposure. For outsourcing plays, Accton (networking), Realtek (IC design), Quanta (notebook), Austek (motherboard) and Beng (communication) remain our top holdings.

Total Fund Asset Allocation

As of 03/31/02	% of	% of
	Total Fund	TAIEX
Semiconductor	22.82	23.42

Electronics	20.57	23.42

PC & Peripherals	20.17	16.91

Banking	7.82	14.51

Telecommunication	7.58	5.91

Plastics	3.79	4.14

Textile	2.19	3.08

Auto	0.99	0.64

Retail	0.84	0.78

*C. S. & Software	0.82	0.67

Steel	0.79	1.72

Rubber	0.72	0.42

Chemical	0.44	1.16

Transportation	0	1.49

Electricals	0	1.05

Others	3.07	7.02

Total	92.61	100.00

Cash	7.39

Total Net Asset: US$235.87M
(*)=Computer Service & Software

Top 10 Holdings of Total Fund Portfolio

As of 03/31/02	% of Total Portfolio
Taiwan Semiconductor Mfg	9.18

United Micro Electronics	8.25

AU Optronics Corp.	4.61

Quanta Computer Inc.	3.22

Asustek Computer Inc.	2.94

Mediatek Incorporation	2.84

Chinatrust Commercial Bank	2.71

Nan Ya Plastics Co., Ltd.	2.59

Benq Corp.	2.57

Realtek Semiconductor Corp.	2.51

Total	41.42

NAV: US$14.41 No. of Shares: 16.4M	Price: US$13.36	Prem.: -7.29%

	Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	4.92	9.34

Fiscal Year to Date	34.07	35.92

One Year	(0.98)	0.46

Three Years	(3.17)	(5.14)

Five years	(7.33)	(9.41)

Ten Years	2.13	(0.59)

Since Inception	8.48	12.54

**	Total returns are historical and assume changes in net asset value per share during each period and assumes that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

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Premium/Discount of TWN

Market Data

	As of 02/27/02	As of 03/29/02
TAIEX	5696.11	6167.47

% change in NTD terms	-2.998	8.28

% change in USD terms	-2.988	8.30

NTD Daily avg. trading volume (In Billions)	122.5	127.5

USD Daily avg. trading volume (In Billions)	3.4897	3.6432

NTD Market Capitalization (In Billions)	9855.99	10835.09

USD Market Capitalization (In Billions)	280.71	309.60

FX Rate: (US$/NT$)	35.111	34.997

Taiwan’s Macro Economics Review

         Taiwan’s new orders for exports grew by 1.92% for the first two months of 2002. The communication new orders increase by 19.1%, and electronic new orders drop by 6.9% for the first two months of 2002. Taiwan’s IT related export new orders followed the U.S. demand, like National Association Purchase Management index.

*	Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.

*	Effective. from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.

*Please notify us immediately if you are having problems receiving this telecopy	Fund Manager: Albert King Deputy Fund Manager: Li-Jeng Chen

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